Exhibit 99.1

PART I

Item 1.	Business

      We are the largest title insurance and diversified real estate information services and solutions company in the United States. Our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 29% of all title insurance policies issued nationally during 2002. We provide title insurance in 49 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands, and in Canada and Mexico. We have leveraged our national network of 1,500 direct offices and 9,500 agents to secure the leading market share (based on net premiums written) in three out of the four states that account for approximately 50% of the real estate activity in the country. Our acquisition of American Pioneer Title Insurance Company (see “Recent Developments”) will put us in the number one market position in the state of Florida, thereby securing the leading market share in all four states that account for approximately 50% of the real estate activity in the country.

      Through our subsidiary, Fidelity Information Services, Inc. (“FIS”), which we acquired on April 1, 2003, we are a worldwide provider and one of the largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries in the United States. FIS applications process nearly 50% of all residential mortgage loans by dollar value in the United States, with balances exceeding $3.6 trillion. FIS has processing and technology relationships with 45 of the top 50 banks in the United States and has clients in more than 50 countries who rely on its processing and outsourcing products and services.

     We have six reporting segments: title insurance; financial institution software and services; lender outsourcing solutions; information services; specialty insurance; and corporate and other. The title insurance segment consists of our title insurance underwriters and our wholly-owned title insurance agencies. The title segment provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances. The financial institution software and services segment consists primarily of the operations of FIS, which was acquired on April 1, 2003 (see “Recent Developments”) and subsequent acquisitions of WebTone, Aurum and Sanchez. This segment focuses on two primary markets, financial institution processing and mortgage loan processing, as well as our Empower and Softpro software products. The lender outsourcing solutions segment includes our loan facilitation services, which consist of centralized, customized title agency and closing services, which we offer to first mortgage, refinance, home equity and sub-prime lenders, and our default management services, which include foreclosure posting and publishing services, loan portfolio services, field services and property management, and which allow our customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan though the default and foreclosure process. The information services segment offers real estate information related services. Included in the information services we provide are property appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and certification and multiple listing software and services. The specialty insurance segment, consisting of our various non-title insurance subsidiaries, issues flood, home warranty and homeowners insurance policies. The corporate and other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses the operations of our wholly-owned equipment-leasing subsidiary and other small operations.

      All dollars presented in this document are in thousands, except share and per share amounts and unless indicated otherwise.

Strategy

      Our strategy is to maximize operating profits by increasing our market share in the title insurance business and by aggressively and effectively managing operating expenses throughout the real estate business cycle. In addition, we plan to grow our non-title revenue and earnings stream to provide a more balanced financial profile. To accomplish our goals, we intend to:

•	Continue to operate each of our five title brands independently. We believe that in order to maintain and strengthen our title insurance revenue base, we must leave the Fidelity Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title brands intact and operate them independently. Entrepreneurship and close customer relationships are an integral part of the culture at each of our title brands. We believe this culture of independence aids in employee retention, which is critical to the operating success of each brand.

•	Consistently deliver high quality products with superior customer service. We believe customer service and consistent product delivery are the most important factors in attracting and retaining customers. We continue to focus our marketing efforts and distribution network to serve our customers in the residential, institutional, commercial, financial and mortgage market sectors.

•	Continue to expand the scope and breadth of the financial institution software and services, lender outsourcing solutions and information services we offer. We plan to continue to improve and broaden the products and services we offer to financial institutions and the real estate industry. We will strive to provide a comprehensive, integrated suite of products and services that enable real estate transaction participants to streamline their production processes, operate more profitable businesses and enhance their customers’ experiences.

Recent Developments

Hansen Quality Loan Services, LLC

      On February 27, 2004, we acquired the remaining 44% interest in Hansen Quality Loan Services, LLC (“Hansen”) that we did not already own for approximately $34.0 million, consisting of approximately $25.5 million in cash and $8.5 million of our common stock. The stock portion of the purchase price resulted in the issuance of 220,396 shares of our common stock, which is restricted from sale to the public. Hansen provides collateral risk assessment and valuation services for real estate mortgage financing.

Aurum Technology, Inc.

      On March 11, 2004, we acquired Aurum Technology, Inc. (“Aurum”) for approximately $305.0 million, composed of approximately $185.0 million in cash and $120.0 million in shares of our common stock. Aurum is a leading provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

Sanchez Computer Associates, Inc.

      On January 27, 2004, we signed a merger agreement with Sanchez Computer Associates, Inc. (“Sanchez” — NASDAQ:SCAI), pursuant to which FNF will acquire all of the outstanding common stock of Sanchez for approximately $175.0 million. Under the terms of the merger agreement, total consideration for each share of Sanchez common stock will be $6.50, composed of $3.25 in cash and $3.25 in shares of our common stock. Sanchez stockholders will have the option to elect any combination of cash and stock, subject to proration such that the overall limitation for the consideration in the transaction will be 50% cash compensation and 50% compensation in the form of our common stock. We have entered into voting agreements to support the transaction with Sanchez stockholders holding in excess of 40% of the common stock vote. The transaction is expected to close in the second quarter of 2004, subject to the approval by Sanchez’ shareholders and customary regulatory and other conditions.

      Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in various countries. Sanchez’ primary product offering is Sanchez Profile TM, a real-time, multi-currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

American Pioneer Title Insurance Company

      On October 27, 2003, we signed a definitive agreement to acquire American Pioneer Title Insurance Company (“APTIC”) for an estimated cash purchase price of $115.0 million, subject to certain equity adjustments. The transaction is subject to regulatory approvals and is expected to close in the first quarter of 2004. APTIC is a 45-state licensed title insurance underwriter with significant agency operations and computerized title plant assets in the state of Florida. APTIC will operate under our Ticor Title brand.

LandCanada

      On October 9, 2003, we acquired LandCanada, the second largest provider of title insurance and related mortgage document production in Canada, for approximately $17.6 million in cash.

Fidelity National Information Solutions, Inc.

      On September 30, 2003, we acquired the outstanding minority interest of Fidelity National Information Solutions, Inc. (“FNIS”), our majority-owned real estate related services public subsidiary, whereby FNIS became a wholly-owned subsidiary. In the acquisition, each share of FNIS common stock (other than FNIS common stock we already owned) was exchanged for 0.83 shares of our common stock. We issued 14,292,858 shares of our common stock to FNIS stockholders in the acquisition. We allocated $154.8 million of the purchase price to goodwill and $88.9 million of the purchase price to other intangible assets and capitalized software based on preliminary studies and valuations that are being finalized. Such purchase accounting adjustments may be refined as additional information becomes available.

WebTone Technologies, Inc.

      On September 2, 2003, we acquired WebTone Technologies, Inc. (“WebTone”) for approximately $90.0 million in cash. WebTone is the developer of the TouchPoint® suite of customer interactive management solutions for financial services organizations.

Omaha Property and Casualty Insurance Company

      On May 2, 2003, we acquired the flood insurance business of Mutual of Omaha’s subsidiary, Omaha Property and Casualty Insurance Company (“OPAC”), for approximately $18.0 million in cash. This acquisition, along with the Bankers Insurance Group acquisition (described below) expands our presence in the flood insurance business.

ALLTEL Information Services, Inc.

      On January 28, 2003, we entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (“ALLTEL”), to acquire from ALLTEL its financial services division, ALLTEL Information Services, Inc. (“AIS”). On April 1, 2003, we closed the acquisition and subsequently renamed the division Fidelity Information Services (“FIS”). FIS is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

      We acquired FIS for approximately $1,069.6 million (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of our common stock. We funded the cash portion of the purchase price through the issuance of $250.0 million aggregate principal amount of 5.25% notes due March 15, 2013, and $544.6 million in available cash. The stock portion of the purchase price resulted in the issuance of 11,206,692 shares of our common stock to ALLTEL.

      In connection with the closing of the acquisition, we entered into a stockholder’s agreement, a non-competition agreement and certain transition agreements with ALLTEL. The stockholder’s agreement: (1) restricts the sale by ALLTEL of our common stock received in the transaction for a period of one year unless we consent to such sale or transfer or certain events set forth in the stockholder’s agreement with ALLTEL and us occur prior to the expiration of the one-year lock-up, (2) grants ALLTEL the right to designate one nominee to our Board of Directors, so long as it continues to hold at least 50% of the shares of our common stock received in the transaction, and (3) grants ALLTEL certain registration rights with respect to our common stock it receives in the transaction. The non-competition agreement prohibits, with certain exceptions, ALLTEL and its affiliates from engaging in the business relating to the assets acquired by us for a period of two years after the transaction. We allocated the purchase price as follows: $450.7 million to goodwill; $348.0 million to other intangible assets, namely acquired customer relationship intangibles; and $95.0 million to capitalized software based on studies and valuations that are currently being finalized. Such purchase accounting adjustments may be refined as additional information becomes available. We are amortizing the other intangible assets using an accelerated method that takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a seven-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software. Under the terms of the stock purchase agreement, we made a joint election with ALLTEL to treat the acquisition as a sale of assets in accordance with Section 338 (h) (10) of the Internal Revenue Code, which resulted in the revaluation of the assets acquired to fair value. As such, the fair value assignable to the historical assets, as well as intangible assets and goodwill, will be deductible for federal and state income tax purposes.

Key Title Company

      On March 31, 2003, we acquired Key Title Company (“Key Title”) for approximately $22.5 million in cash. Key Title operates in 12 counties in the state of Oregon under the Ticor Title brand.

ANFI, Inc.

      On March 26, 2003, we merged with ANFI, Inc. (“ANFI”), which is predominately a California underwritten title company, and ANFI became our wholly-owned subsidiary. In the merger, each share of ANFI common stock (other than ANFI common stock we already owned) was exchanged for 0.454 shares of our common stock. We issued 5,183,103 shares of our common stock to the ANFI stockholders in the merger.

Lenders Service, Inc.

      On February 10, 2003, we acquired Lenders Service, Inc., a Delaware corporation (“LSI”), for approximately $75.0 million in cash. LSI is a leading provider of appraisal, title and closing services to residential mortgage originators.

Bankers Insurance Group

      On January 9, 2003, we acquired certain assets of Bankers Insurance Group (“Bankers”) for approximately $41.6 million in cash. The assets include the right to issue new and renewal flood insurance policies underwritten by Bankers and its subsidiaries, Bankers Insurance Company, Bankers Security Insurance Company and First Community Insurance Company (“FCIC”). As part of the transaction, we also acquired FCIC, a fifty-state licensed insurance carrier, to act as the underwriter for the policies. FCIC has subsequently been renamed Fidelity National Property and Casualty Insurance, Inc.

      As the foregoing discussion illustrates, a significant portion of our historical growth has resulted from acquisitions. With assistance from our advisors, on an ongoing basis we actively evaluate possible strategic transactions, such as acquisitions and dispositions (by sale, distribution to stockholders or otherwise) of business units and operating assets and business combination transactions, as well as possible alternative means of financing the growth and operations of our business units. There can be no assurance, however, that any suitable opportunities will arise or that any particular transaction will be effected.

Title Insurance

      Market for title insurance. The title insurance market in the United States is large and growing. According to Corporate Development Services, Inc., total operating income for the entire U.S. title insurance industry grew from $4.8 billion in 1995 to $12.7 billion in 2002. Growth in the industry is closely tied to various macroeconomic factors, including, but not limited to, growth in the gross national product, inflation, interest rates and sales of new and existing homes, as well as the refinancing of previously issued mortgages.

      Virtually every real estate transaction consummated in the U.S. requires the use of title insurance by a lending institution before a transaction can be finalized. Generally, revenues from title insurance policies are directly correlated with the value of the property underlying the title policy, and appreciation in the overall value of the real estate market drives growth in total industry revenues. Industry revenues are also driven by swings in interest rates, which affect demand for new mortgage loans and refinancing transactions.

      The U.S. title insurance industry is concentrated among a handful of industry participants. According to Corporate Development Services, Inc., the top five title insurance companies accounted for 88% of net premiums collected in 2002. Over 40 independent title insurance companies accounted for the remaining 12% of net premiums collected in 2002. Over the years, the title insurance industry has been consolidating, beginning with the merger of Lawyers Title Insurance and Commonwealth Land Title Insurance in 1998 to create LandAmerica Financial Group, Inc., followed by our acquisition of Chicago Title in March 2000. Consolidation has created opportunities for increased financial and operating efficiencies for the industry’s largest participants and should continue to drive profitability and market share in the industry.

      Title Insurance Policies. Generally, real estate buyers and mortgage lenders purchase title insurance to insure good and marketable title to real estate. Today, virtually all real property mortgage lenders require their borrowers to obtain a title insurance policy at the time a mortgage loan is made. Title insurance premiums are based upon either the purchase price of the property insured or the amount of the mortgage loan. Title insurance premiums are due in full at the closing of the real estate transaction, and the policy generally terminates upon the resale or refinancing of the property.

      Prior to issuing policies, underwriters can reduce or eliminate future claim losses by accurately performing searches and examinations. A title company’s predominant expense relates to such searches and examinations, the preparation of preliminary title reports, policies or commitments and the maintenance of title “plants,” which are indexed compilations of public records, maps and other relevant historical documents. Claim losses generally result from errors or mistakes made in the title search and examination process and from hidden defects such as fraud, forgery, incapacity, missing heirs or refinancing of the property.

      Commercial real estate title insurance policies insure title to commercial real property, and generally involve higher coverage amounts and yield higher premiums. Prior to the Chicago Title merger, we issued primarily residential real property title insurance policies. In the Chicago Title merger, we acquired Chicago Title’s National Commercial & Industrial business group, which specializes in meeting the needs of clients involved in large commercial transactions. As discussed later under the heading “Economic Factors Affecting Title Industry,” the volume of commercial real estate transactions is affected primarily by fluctuations in local supply and demand conditions for office space, while residential real estate transaction volume is primarily affected by macroeconomic and seasonal factors. Thus, we believe the addition of Chicago Title’s commercial real estate title insurance base helps in maintaining more uniform revenue levels throughout the seasons.

      Losses and Reserves. While most other forms of insurance provide for the assumption of risk of loss arising out of unforeseen events, title insurance serves to protect the policyholder from risk of loss from events that predate the issuance of the policy. As a result, claim losses associated with issuing title policies are less expensive when compared to other insurance underwriters. The maximum amount of liability under a title insurance policy is usually the face amount of the policy plus the cost of defending the insured’s title against an adverse claim.

      Reserves for claim losses are established based upon known claims, as well as losses we expect to incur based upon historical experience and other factors, including industry trends, claim loss history, legal environment, geographic considerations, expected recoupments and the types of policies written. We also reserve for losses arising from escrow, closing and disbursement functions due to fraud or operational error.

      A title insurance company can minimize its losses by having strict quality control systems and underwriting standards in place. These controls increase the likelihood that the appropriate level of diligence is conducted in completing a title search so that the possibility of potential claims is significantly mitigated. In the case of independent agents, who conduct their own title searches, the agency agreement between the agent and the title insurance underwriter gives the underwriter the ability to proceed against the agent when a loss arises from a flawed title search.

      Courts and juries sometimes award damages against insurance companies, including title insurance companies, in excess of policy limits. Such awards are typically based on allegations of fraud, misrepresentation, deceptive trade practices or other wrongful acts commonly referred to as “bad faith.” Although we have not experienced damage awards materially in excess of policy limits, the possibility of such bad faith damage awards may cause us to experience increased costs and difficulty in settling title claims.

      The maximum insurable amount under any single title insurance policy is determined by statutorily calculated net worth. The highest self-imposed single policy maximum insurable amounts for any of our title insurance subsidiaries is $250.0 million.

      Direct and Agency Operations. We provide title insurance services through our direct operations and wholly-owned underwritten title companies, and additionally through independent title insurance agents who issue title policies on behalf of title underwriters. Title underwriters determine the terms and conditions upon which they will insure title to the real property according to their underwriting standards, policies and procedures. In our direct operations, the title underwriter issues the title insurance policy and retains the entire premium paid in connection with the transaction. In our agency operations, the search and examination function is performed by an independent agent. The agent thus retains the majority of the title premium collected, with the balance remitted to the title underwriter for bearing the risk of loss in the event that a claim is made under the title insurance policy. Independent agents may select among several title underwriters based upon the amount of the premium “split” offered by the underwriter, the overall terms and conditions of the agency agreement and the scope of services offered to the agent. Premium splits vary by geographic region.

      Our direct operations provide the following benefits:

•	higher margins because we retain the entire premium from each transaction instead of paying a commission to an agent;

•	continuity of service levels to a broad range of customers; and

•	additional sources of income through escrow and other real estate information services, such as collection and trust activities, trustee’s sales guarantees, recordings and reconveyances, property appraisal services, credit reporting, flood certification and monitoring, real estate tax services, exchange intermediary services in connection with real estate transactions, property data and disclosure services, relocation services, multiple listing services and mortgage loan fulfillment services.

      Economic Factors Affecting Title Industry. Title insurance revenue is closely related to the level of real estate activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases, predominantly mortgage interest rates. Other factors affecting real estate activity include, but are not limited to, demand for housing, employment levels, family income levels and general economic conditions. In addition to real estate sales, mortgage refinancing is an important source of title insurance revenue. We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.

      Because commercial real estate transactions tend to be driven more by supply and demand for commercial space and occupancy rates in a particular area rather than by macroeconomic events, our commercial real estate title insurance business can generate revenues which help offset the industry cycles discussed above.

      Historically, real estate transactions have produced seasonal revenue levels for title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The fourth calendar quarter is typically the strongest in terms of revenue due to commercial entities desiring to complete transactions by year-end. Significant changes in interest rates may alter these traditional seasonal patterns due to the effect the cost of financing has on the volume of real estate transactions.

      Title Insurance Operations. Our direct operations are divided into approximately 200 profit centers consisting of more than 1,500 direct offices. Each profit center processes title insurance transactions within its geographical area, which is usually identified by a county, a group of counties forming a region, or a state, depending on the management structure in that part of the country. We also transact title insurance business through a network of approximately 9,500 agents, primarily in those areas in which agents are the more accepted title insurance provider.

      The following table sets forth the approximate dollars and percentages of our title insurance premium revenue by state.

	Year Ended December 31,

	2003		2002		2001

	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
California	$1,184,722	25.0%	$895,698	25.2%	$667,088	24.8%
Texas	527,583	11.1	429,740	12.1	360,672	13.4
New York	392,680	8.3	295,636	8.3	212,175	7.9
Florida	324,468	6.8	215,367	6.1	159,135	5.9
Illinois	222,534	4.7	173,671	4.9	132,465	4.9
All others	2,086,264	44.1	1,537,617	43.4	1,162,944	43.1

Totals	$4,738,251	100.0%	$3,547,729	100.0%	$2,694,479	100.0%

      For the entire title insurance industry, 13 states accounted for approximately 75.0% of title premiums written in the United States in 2002. California represented the single largest state with 21.3%.

      We also analyze our business by examining the level of premiums generated by direct and agency operations. The following table presents the percentages of title insurance premiums generated by direct and agency operations:

	Year Ended December 31,

	2003		2002		2001

	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
Direct	$2,400,870	50.7%	$1,610,792	45.4%	$1,291,276	47.9%
Agency	2,337,381	49.3	1,936,937	54.6	1,403,203	52.1

Total title insurance premiums	$4,738,251	100.0%	$3,547,729	100.0%	$2,694,479	100.0%

      Our relationship with each agent is governed by an agency agreement defining how the agent issues a title insurance policy on our behalf. The agency agreement also prescribes how the agent may be liable to us for policy losses attributable to the agent’s errors. The agency agreement is usually terminable without cause upon 30 days’ notice or immediately for cause. In determining whether to engage or retain an independent agent, we consider the agent’s experience, financial condition, and loss history. For each agent with whom we enter into an agency agreement, we maintain financial and loss experience records. We also conduct periodic audits of our agents.

      Escrow and Other Title Related Fees. In addition to fees for underwriting title insurance policies, we derive a significant amount of our revenues from escrow and other title related fees. A title insurance company in a real estate transaction generally acts as an intermediary completing all the necessary documentation and services required for closing the real estate transaction.

      In a typical residential transaction, a title insurance order is received from a realtor, lawyer, developer, mortgage lender or independent escrow or closing company. When a title order is received by the title insurance company or agent, the title search begins and the title order is considered “open.” Once documentation has been prepared and signed, mortgage lender payoff demands are in hand and documents have been ordered and the transaction has been recorded, the title order is considered “closed.” A lawyer, an escrow company or a title insurance company or agent performs the closing function, most commonly referred to as an “escrow” in the western United States. The entity providing the closing function (the “closer”) holds the seller’s deed of trust and the buyer’s mortgage until all issues relating to the transaction have been settled. After these issues have been cleared, the closer delivers the transaction documents, records the appropriate title documents in the county recorder’s office and arranges the transfer of funds to pay off prior loans and extinguish the liens securing such loans. Title policies are then issued. The lender’s policy insures the lender against any defect affecting the priority of the mortgage in an amount equal to the outstanding balance of the related mortgage loan. The buyer’s policy insures the buyer against defects in title in an amount equal to the purchase price.

      Reinsurance. In the ordinary course of business, we limit our maximum loss exposure by reinsuring certain risks with other title insurers. We also earn additional income by assuming reinsurance for certain risks of other title insurers. In addition, we cede a portion of certain policy and other liabilities under agent fidelity, excess of loss and case-by-case reinsurance agreements. Reinsurance agreements provide generally that the reinsurer is liable for loss and loss adjustment expense payments exceeding the amount retained by the ceding company. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations.

Financial Institution Software and Services

      The applications and services in our financial institution software and services segment focus on two primary markets, financial institution processing and mortgage loan processing.

      Our primary applications are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. We also provide a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between our financial institution customers and their clients.

      While many of our customers obtain all or a majority of their key applications from us, the modular design of many of our applications allows our customers to start with one application, such as a lending application, and gradually add applications or services as needed. We provide our customers with additional flexibility by offering our applications through a range of delivery and service models, including on-site outsourcing and remote processing arrangements, as well as on a stand-alone, in-house, licensed software basis for installation on customer-owned systems. Because of our ability to integrate and customize the applications and services we provide to our customers, we often refer to our applications and services as business solutions.

Financial Institution Processing

      Customers. Over 2,400 financial institutions use our applications and services, including banks, credit unions, savings banks and auto finance companies. The processing needs of our customers in the financial institution processing market vary significantly across the size and type of institutions we serve. These institutions include:

•	Large Banks. We define the large bank market as banks and other financial institutions in North America with assets in excess of $5 billion. Of the 100 largest U.S. banks, our customers include 32 banks that use our deposit-related core processing applications, 34 banks that use our lending-related core processing applications and 20 banks that use our various retail delivery applications. Our customers in this market include Harris Bank/Bank of Montreal, Citizens Bank, and Bank of the West.

•	Small to Mid-tier Banks. We provide our applications and services in the small to mid-tier banking market to more than 1,700 customers consisting primarily of U.S. community banks, credit unions and savings banks. Our customers in this market typically seek a fully integrated and broad suite of applications. As a result, our core processing applications sold to this market have various add-on modules or applications that integrate into our core processing applications, providing a broad processing solution. Our customers in this market include Hudson City Savings Bank, Sterling Bank and VyStar Credit Union.

•	International Banks. We offer applications and services to financial institutions located outside of North America. Our international business utilizes existing bank processing applications and services and customizes them for the specific business needs of our customers in targeted international markets. Our customers include CitiBank Asia Pacific and CEEMEA, ING Group and China Construction Bank. Revenues from our international business were derived principally from 48 customers in the Asia-Pacific market, 38 customers in the European-Middle East-Africa market and 17 customers in the Mexico-Latin American market.

•	Automotive Finance Institutions. In our automotive finance processing business, we offer loan and lease servicing solutions for the automotive finance industry. In 2003, over 20 million automotive loans and leases were processed on our automotive finance processing applications. Ten of the top 20 U.S. automotive finance companies utilize our applications and services, including the finance companies of Honda, Ford and DaimlerChrysler.

•	Commercial Lenders. We also provide business solutions that allow clients to automate and manage their entire commercial lending and loan trading businesses. Our customers include more than 70 financial institutions, including 8 of the top 10 and 25 of the top 50 as ranked by capital. Our customers include Bank of America, JPMorgan Chase, Barclays Capital, Bank of Scotland and Rabobank.

      Applications and Services. Our primary applications and services include the following:

•	Core Processing Applications. Our core processing software applications are designed to run critical banking processes of our financial institution customers. These critical banking processes include deposit and lending systems and most other core banking systems that a bank must utilize to manage the products it provides to its customers.

•	Retail Delivery Applications. While our core processing applications support all aspects of a bank’s internal recordkeeping and reconciliations, our retail delivery applications facilitate direct interactions between a bank and its customers through applications that allow for the delivery of services to these customers. Our retail delivery applications include TouchPoint, an application suite that supports call centers, branch and teller environments, and retail and commercial Internet channels.

•	Integration Applications. Our integration applications access data on our own and third-party core processing systems and transport information to our customers’ retail delivery channels. Our integration applications provide transaction routing and settlement. These applications facilitate tightly integrated systems and efficient software delivery that reduces technology costs for our customers.

•	Syndicated Loan Applications. Our syndicated loan applications are designed to support wholesale and commercial banking requirements necessary for all aspects of syndicated commercial loan origination and management.

•	Automotive Finance Applications. Our primary applications include an application suite that assists automotive finance institutions in evaluating loan applications and credit risk, and allows automotive finance institutions to manage their loan and lease portfolios.

•	Item Processing and Imaging Services. Our item processing and imaging services provide our customers with a complete range of outsourcing services relating to the imaging and processing of checks, statements and other transaction records. These services are performed at one of our 29 processing centers located throughout the U.S.

•	Electronic Payments Services. We provide electronic payments solutions, which include ATM infrastructure support, electronic funds transfer, or EFT, services provided through our EFT network called the DASH network, telephone banking services and various card support services, such as card production and fraud prevention.

      Delivery of Applications. We have developed several models of providing our customers with applications and services. While we typically deliver the highest value to our customers when we combine our software applications and deliver them in one of several types of outsourcing arrangements, we also are able to deliver individual applications through a software licensing arrangement. The examples below represent the typical delivery models that we utilize in providing our applications:

•	Software Licensing. In this traditional license and maintenance model, our customers purchase a license and maintenance contract for our software. We may also provide these customers with professional support services on either a time and materials or fixed-price basis to assist them with the implementation of, or conversion to, the licensed software, or with other IT projects.

•	Application Management. In this service deployment model, we provide applications that are run by the customer at its processing facility, with a dedicated staff of our application programmers and business analysts assisting the customer in managing day-to-day technology-related activities. Our support staff may be located on-site at the customer’s facility, off-site at one of our facilities, or at a combination of both sites. In many cases, our staff supports the customer’s third-party applications, as well as our own software applications.

•	Application Service Provider or ASP. In this service model, we utilize one of our off-site technology facilities to provide the user of ASP services with computing and application management facilities and support. Our support personnel are generally located off-site in one of our technology facilities, which communicates through online data transmission connections with remote devices on-site at the customer’s location. The ASP customer generally uses a suite of our applications and services in its business. Our customers may arrange to utilize our facilities infrastructure in a shared capacity with other customers, or they may contract with us to have dedicated computing capacity available solely for the operation of their applications, sometimes referred to as remote outsourcing.

•	Facilities Management Processing or FM. In the FM service model, we provide our customers with a computing and application management function similar to that provided under ASP services. However, in the case of FM services, our personnel are located on-site at the location of the customer and act as the customer’s on-site IT staff in connection with FM services, generally also supporting the customer’s third-party software applications. When we enter into one of these arrangements, we generally hire the customer’s IT staff, which we supplement with our own employees.

We also have developed an additional service business, which we refer to as managed operations, in which we use our off-site technology and processing infrastructure to offer computing facilities to customers, without providing any of our software applications. Unlike our other service customers, our managed operations customers often include customers that are not financial institutions. We are able to profitably leverage our computing capacity and technical expertise to compete in this type of outsourcing business.

Mortgage Loan Processing

      Customers. Our mortgage loan processing customers include 7 of the top 10 and 24 of the top 50 mortgage loan originators in the U.S., 21 of the top 30 loan servicers in the U.S., and 11 of the top 20 sub-prime loan servicers in the U.S. Our mortgage loan processing customers include Bank of America, National City Mortgage and U.S. Bank Home Mortgage. Our customer relationships are typically long-term relationships that generally provide relatively consistent annual revenues based on the dollar volume of mortgages processed on our applications. Our mortgage loan servicing platforms, including MSP, are used to process nearly 50% of all residential mortgages by dollar volume in the U.S., representing balances exceeding $3.6 trillion.

      Applications and Services. We sell the most widely used mortgage loan servicing system in the U.S. Our primary applications and services include:

•	MSP. Our Mortgage Servicing Platform, or MSP, is an application that automates all areas of loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market, and federal regulatory reporting. MSP processes a wide range of loan products, including fixed-rate mortgages, adjustable-rate mortgages, construction loans, equity lines of credit and daily simple interest loans.

•	Empower! Empower! is a mortgage loan origination software system used by banks, savings & loans, mortgage bankers and sub-prime lenders. This application fully automates every phase of making loans, providing seamless credit bureau access and interfacing with automated underwriting systems used by Freddie Mac and Fannie Mae, as well as with vendors providing servicing, flood certifications, appraisals and title insurance.

      Delivery of Applications and Services. While our mortgage servicing applications can be purchased on a stand-alone, licensed basis, the substantial majority of our MSP customers by both number of customers and loan volume choose to use us as their processing partner and engage us to perform all data processing functions in our technology center in Jacksonville, Florida. Customers determine whether to process their loan portfolio data under an ASP arrangement in which multiple clients share the same computing and personnel resources or to have their own dedicated resources within our facility.

      Economic Factors Affecting our Financial Institution Software and Services Segment. Revenues from our mortgage loan processing, financial institution processing and auto processing services are closely related to transactional volume of our customers. We typically earn a negotiated charge or fee for each transaction processed on our systems. The long-term nature of the contracts, the recurring revenue stream and the lack of correlation to the mortgage origination cycle leads to this business being significantly less cyclical than our title insurance and real estate information services business.

      The ability to grow our mortgage loan processing business is directly correlated to the total population of mortgage debt outstanding. The total population of residential mortgage debt has been growing approximately 8 to 10% per year in recent years, regardless of the volatility of refinance activity. Specific economic factors relating to mortgage debt growth include housing starts and new home sales.

      Revenue volumes for our financial institution processing business are closely tied to total transactional volume of our customers. Increases in deposit and lending transactions can positively impact our business and thus the condition of the overall economy can have an impact on our growth. However, even when the economy is weak, there is a base level of transactional volume.

      We are also impacted by the decision of financial institutions to outsource the services we provide versus performing them “in-house”. These decisions generally are based on the size of the institution, consideration of our pricing structure and level of support for our products along with general economic factors that exist at the time.

Lender Outsourcing Solutions

      Our lender outsourcing solutions segment offers customized outsourced business process and information solutions to national lenders and loan servicers. We provide loan facilitation services, which allow our customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, we perform these services both in the traditional manner involving many manual steps, and through more automated processes which significantly reduce the time required to complete the task. We also provide default management services, which allow our customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. We utilize our own resources and networks we have established with independent contractors to provide our outsourcing solutions. We frequently offer our outsourcing solutions to lenders in combination with services of our information services segment.

      We work with our customers to set specific parameters regarding the type and quality of services they require and provide a single point of contact with us for these services no matter where the property is located. As a result, our customers are able to utilize our outsourcing services in a manner that we believe provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services.

Loan Facilitation Services

      Customers. Our customers are financial institutions involved in the first mortgage, refinance, home equity and sub-prime lending markets. Customers of our title agency and closing services delivered under traditional outsourcing arrangements are typically large, national institutions, and include Wells Fargo, Washington Mutual, and Bank of America. Our automated title process and ancillary services are targeted at the top 20 U.S. mortgage lenders, although we believe that the benefits provided by our automated services may be attractive to other national lenders, as well as regional lenders with significant lending operations. Customers of our homebuilders’ services described below are U.S. homebuilders, including Beazer Homes, Inland Homes and Cambridge Homes.

      Services. Our primary services include the following:

•	Title Agency Services. Our centralized financial institution title agency services include arranging for the issuance of a title insurance policy by a title insurer, by conducting title searches and preparing an abstract of title, reviewing the status of title in a title commitment, resolving any title exceptions, verifying the payment of existing loans secured by a subject property and verifying the amount of prorated expenses. We perform these services on a national basis, both in the traditional manner and through our centralized production facilities that incorporate automated processes, as described more fully below. Additionally, we typically prepare checks, deeds and affidavits and record appropriate documents in connection with the closing. In 2003, all title insurance policies issued as a result of our agency services were issued by title insurance companies owned by the Company.

•	Closing Services. Our closing management services are currently available in 43 states and the District of Columbia. We maintain a network of independent closing agents who are trained to close loans in accordance with the lender’s instructions. Our closing management services cover a variety of types of closings, including purchases and refinancings, and provide a variety of types of services.

•	Homebuilders’ Services. We offer mortgage loan fulfillment and processing services to U.S. homebuilders. We enter into partnership and management arrangements with homebuilders to establish and manage captive mortgage finance businesses that originate, underwrite, process and place first mortgages with unaffiliated wholesale lenders that make loans on newly constructed homes.

In addition, the title and closing services described above can be combined and customized with many of our offerings in our information services segment to meet the specific requirements of our customers. We have a common sales force for the services described above and our information services segment.

      Automated Process. The work of title agents has traditionally been very labor-intensive and has required significant manual intervention and individual decision-making. Although a portion of our title agency business is performed in the standard manner, we have also developed an automated process for quickly determining whether a title policy should be issued on a particular property. This process combines an automated title plant with an application that contains a customizable set of decision rules. Although this process largely automates the work of a traditional title agency, we still perform a manual review of title in cases where adequate records are not available online, where certain types of borrowers or properties are involved or where certain exceptions to good title exist. Our automated process permits us to deliver our services in a substantially shorter period of time compared to the delivery of traditional services in the industry.

      We began entering into these automated outsourcing arrangements in 2003 with a limited number of our lending customers. Current customers of our automated process are utilizing the services to more efficiently and uniformly outsource the underwriting and settlement of loan refinancings with their existing borrowers that meet certain criteria. We are in the process of adding automated title services that are capable of supporting lenders’ requirements with respect to home equity lines of credit. We also plan to expand the range of services available through automated service delivery. We have recently introduced credit reporting as an additional service that can be delivered with the automated title services we provide, and we are planning to introduce additional integrated services in the future, including flood certifications.

Default Management Services

      Customers. We primarily provide our default management services to national mortgage lenders and loan servicers, many of which performed default management services in-house prior to entering into outsourcing arrangements with us. Our customers include each of the top 25 residential mortgage servicers, 23 of the top 25 subprime servicers, and 21 of the top 25 subservicers. Our major customers include Washington Mutual and Bank of America.

      Services. Based in part on the range and quality of default management services we offer and our focus on customer service, our default management business has grown significantly and we are now one of the two largest default management outsourced service providers in the U.S. We offer a full spectrum of outsourcing services relating to the management of defaulted loans, from initial property inspection to recording the final release of a mortgage lien.

•	At the onset of a loan default, our services are designed to assess and preserve the value of the property securing the loan. For example, through a nationwide network of independent inspectors, we provide inspection services nationwide, including daily reports on vacant properties, occupancy inspections and disaster and insurance inspections. Through a national network of independent contractors, we perform property preservation and maintenance services, such as lock changes, window replacement, lawn service and debris removal.

•	As our lender and servicing customers proceed toward the foreclosure of properties securing defaulted loans, our services facilitate completing the foreclosure process. For example, we offer comprehensive posting and publication of foreclosure and auction notices and conduct mandatory title searches, in each case as necessary to meet state statutory requirements for foreclosure. We provide document preparation and recording services, including mortgage assignment and release preparation, and due diligence and research services. We also provide various other title services in connection with the foreclosure process.

•	After a property has been foreclosed, we provide services that aid our customers in managing their real estate owned, or REO, properties. We offer property preservation field services that assist the lender in managing its REO properties. We offer a variety of title services relating to the lender’s ownership and eventual sale of REO properties. We also offer nationwide advisory and management services to facilitate a lender’s REO sales.

      Delivery of Services. Based on a customer’s needs, our services can be provided individually or, more commonly, as part of a business process outsourcing solution that includes some or all of those services. We can also offer default management services as part of a package with MSP, which may lead to additional cost savings for our customers.

      We provide electronic access for all our default management customers that allows them to monitor the status of our services over the Internet. We can also create an automated interface between MSP and the information systems we use in providing default management services. This interface allows default services pre-selected by our customers to automatically begin at a pre-determined stage in the default of any loan which is serviced by our MSP application.

Information Services

      Our property data and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. We offer a comprehensive suite of services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

Property Data

      Customers. Customers of our property data business include loan servicers, banks and consumers, as well as other participants in the real estate, lending and title insurance industries. Our customers include ABN Amro, Bank of America, Freddie Mac, New Century Mortgage and Washington Mutual.

      Services. Our primary service lines are as follows:

•	Property Information. We provide property information and document and map images to title insurers and agents through a regional network of offices engaged in data collection, research and electronic data delivery. Our services help our customers quickly locate, assemble and analyze information needed to assure the safe transfer and financing of real property. These services include providing automated title plant indexes describing the chain of ownership, images of recorded land records, real estate tax assessment information, real property parcel map images, and images and electronic abstracts of court judgments.

•	Real Estate Tax Services. We offer lenders a monitoring service that will notify them of any change in tax status during the life of a loan. We also provide complete outsourcing of tax escrow services, including the establishment of a tax escrow account that is integrated with the lender’s mortgage servicing system and the processing of tax payments to taxing authorities.

•	Flood Zone Certifications. We offer flood zone certifications through a proprietary automated system that accesses and interprets Federal Emergency Management Agency, or FEMA, flood maps and certifies whether a property is in a federally designated flood zone. Additionally, we offer lenders a life-of-loan flood zone determination service that monitors previously issued certificates for any changes, such as FEMA flood map revisions, for as long as that loan is outstanding.

•	Credit Reporting. We provide credit information reports and related services to meet the needs of the mortgage industry and help commercial banks, mortgage companies and consumer lenders make loan decisions. Our services include providing a merged credit report that contains credit history data on individual or joint credit applicants acquired from the combined databases of three credit bureaus (Experian, Trans Union and Equifax) for national coverage. We consolidate and organize information from these credit bureaus and deliver a concise report to our customers.

      Delivery of Services. Many of the property data services discussed above can be combined together to meet the specific needs of our customers.

Real Estate-Related Services

      Customers. Customers of our real estate-related services include loan servicers, banks and consumers as well as other participants in the real estate, lending and title insurance industries. Our customers include Bank of America, U.S. Bancorp and Washington Mutual.

      Services. Our primary real estate-related services include the following:

•	Valuation and Appraisal Services. We have developed a broad suite of valuation applications, which include automated valuation models, traditional appraisals, broker price opinions, collateral scores and appraisal reviews utilized by participants in the secondary mortgage markets. We have developed innovative new hybrid valuation offerings such as collateral valuation insurance, which combine a traditional valuation with an insurance policy issued by an unaffiliated third party that guarantees the accuracy of a valuation within certain parameters. We have also developed processes and technologies that allow our lender customers to outsource their valuation management functions to us. When our customers outsource these functions to us, we utilize various technologies to allow our lenders to automatically select a valuation service from our suite of offerings that delivers the best service/cost solution for each individual situation.

•	Multiple Listing Services. We provide services that are used to operate multiple listing services in the U.S. serving over 300,000 real estate brokers and agents. We have acquired and developed reliable data base management tools and provide central hosting of MLS systems in our data centers for local MLS organizations, enabling realtors to search for available homes using a potential buyer’s criteria.

•	1031 Exchange Intermediary Services. We act as a qualified exchange intermediary for those customers who seek to engage in qualified exchanges under Section 1031 of the Internal Revenue Code, which allows capital gains tax deferral on the sale of certain investment assets. Through our nationwide network of regional offices, we provide our customers with direct access to a full-time staff of exchange professionals, one-third of whom are attorneys specializing in tax deferred exchange solutions.

Specialty Insurance

      We issue various insurance policies, which include the following:

•	Home warranty insurance. We issue one-year, renewable insurance policies that protect homeowners against defects in household systems and appliances.

•	Flood insurance. We issue new and renewable flood insurance policies in conjunction with the National Flood Insurance Program.

•	Homeowners insurance. We offer and underwrite homeowners insurance in various states.

Marketing

      We market and distribute our title, escrow, real estate information, loan facilitation, default management and specialty insurance products and services to customers in the residential, institutional lender, and commercial market sectors of the real estate industry and to financial institutions through customer solicitation by sales personnel. We actively encourage our sales personnel to develop new business relationships with persons in the real estate community, such as real estate sales agents and brokers, financial institutions, independent escrow companies and title agents, real estate developers, mortgage brokers and attorneys. While our smaller, local clients remain important, large customers, such as national residential mortgage lenders, real estate investment trusts and developers have become an increasingly important part of our business. The buying criteria of locally based clients differ from those of large, geographically diverse customers in that the former tend to emphasize personal relationships and ease of transaction execution, while the latter generally place more emphasis on consistent product delivery across diverse geographical regions and ability of service providers to meet their information systems requirements for electronic product delivery.

      The primary markets for the financial institution software and services segment are the nation’s commercial banks and saving institutions and financial institutions throughout the world. Financial software and services are also marketed to credit unions and to financial institutions originating or servicing single-family mortgage loans. These financial institutions, which include many of the nation’s largest servicers of residential mortgages, are located throughout the United States.

      We believe customer service and consistent product delivery are the most important factors in attracting and retaining customers, and we measure customer service in terms of quality, consistency and timeliness in the delivery of services.

Competition

      The title insurance industry is highly competitive. According to Corporate Development Services, Inc., the top five title insurance companies accounted for 88% of net premiums collected in 2002. Over 40 independent title insurance companies accounted for the remaining 12% of the market. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies and independent agency operations at the regional and local level. These smaller companies may expand into other markets in which we compete. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include diversified financial services companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.

      Competition in the title insurance industry is based primarily on expertise, service and price. In addition, the financial strength of the insurer has become an increasingly important factor in decisions relating to the purchase of title insurance, particularly in multi-state transactions and in situations involving real estate related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits.

      The market for information technology products and services within the financial industry is highly competitive. The primary competition for FIS comes from “in-house” bank information processing departments and other companies engaged in active competition for financial institution outsourcing contracts. Numerous large financial institutions provide information processing for smaller institutions in their respective geographic areas, along with other companies that perform such services for small institutions. We rely upon and enforce contract and trade secret laws and internal non-disclosure safeguards to protect the proprietary nature of our computer software and service methodologies.

      Our lender outsourcing solutions, information services, and specialty insurance businesses face significant competition from other similar service providers.

Regulation

      Our insurance subsidiaries, including underwriters, underwritten title companies and independent agents, are subject to extensive regulation under applicable state laws. Each of the insurance underwriters is subject to a holding company act in its state of domicile, which regulates, among other matters, the ability to pay dividends and investment policies. The laws of most states in which we transact business establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, accounting practices, financial practices, establishing reserve and capital and surplus as regards policyholders (“capital and surplus”) requirements, defining suitable investments for reserves and capital and surplus and approving rate schedules.

      Pursuant to statutory accounting requirements of the various states in which our title insurance subsidiaries are licensed, those subsidiaries must defer a portion of premiums earned as an unearned premium reserve for the protection of policyholders and must maintain qualified assets in an amount equal to the statutory requirements. The level of unearned premium reserve required to be maintained at any time is determined by statutory formula based upon either the age, number of policies, and dollar amount of policy liabilities underwritten, or the age and dollar amount of statutory premiums written. As of December 31, 2003, the combined statutory unearned premium reserve required and reported for our title insurance subsidiaries was $1,012.2 million.

      The insurance commissioners of their respective states of domicile regulate our title insurance subsidiaries. Regulatory examinations usually occur at three-year intervals, and certain of these examinations are currently ongoing.

      Our insurance subsidiaries are subject to regulations that restrict their ability to pay dividends or make other distributions of cash or property to their immediate parent company without prior approval from the Department of Insurance of their respective states of domicile. As of December 31, 2003, $1,522.3 million of our net assets are restricted from dividend payments without prior approval from the Departments of Insurance. During 2004, our title insurance subsidiaries can pay dividends or make other distributions to us of approximately $247.3 million.

      The combined statutory capital and surplus of our title insurance subsidiaries was $930.3 million, $614.8 million and $514.7 million as of December 31, 2003, 2002 and 2001, respectively. The combined statutory earnings of our title insurance subsidiaries were $480.0 million, $162.6 million and $162.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      As a condition to continued authority to underwrite policies in the states in which our title insurance subsidiaries conduct their business, they are required to pay certain fees and file information regarding their officers, directors and financial condition. In addition, our escrow and trust business is subject to regulation by various state banking authorities.

      Pursuant to statutory requirements of the various states in which our title insurance subsidiaries are domiciled, they must maintain certain levels of minimum capital and surplus. Each of our title underwriters has complied with the minimum statutory requirements as of December 31, 2003.

      Our underwritten title companies are also subject to certain regulation by insurance regulatory or banking authorities, primarily relating to minimum net worth. Minimum net worth of $7.5 million, $2.5 million, $3.0 million and $400 is required for Fidelity National Title Company, Fidelity National Title Company of California, Chicago Title Company and Ticor Title Company of California, respectively. All of our companies are in compliance with their respective minimum net worth requirements at December 31, 2003.

      Our financial institution software and services operations are not directly subject to federal or state regulations specifically applicable to financial institutions such as banks, thrifts and credit unions. However, as a provider of services to these financial institutions, our FIS subsidiary is examined on a regular basis by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the National Credit Union Administration and various state regulatory authorities. In addition, independent auditors annually review several of our operations to provide reports on internal controls for our clients’ auditors and regulators.

      Beginning July 1, 2001, financial institutions were required to comply with privacy regulations imposed under the Gramm-Leach-Bliley Act. These regulations place restrictions on financial institutions’ use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The new regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. As a provider of services to financial institutions, we are required to comply with the privacy regulations and are bound by the same limitations on disclosure of the information received from our customers as apply to the financial institutions themselves.

Ratings

      Our title insurance subsidiaries are regularly assigned ratings by independent agencies designed to indicate their financial condition and/or claims paying ability. The ratings agencies determine ratings by quantitatively and qualitatively analyzing financial data and other information. Our title subsidiaries include Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title. Ratings of our principal title insurance subsidiaries, individually and collectively, are listed below:

Standard and Poor’s (Financial Strength Rating)
FNF Family	A
Moody’s (Financial Strength Rating)
FNF Family	A2
A.M. Best Co. (Financial Strength Rating)
FNF Family	A
Fitch (Claims Paying Ability Rating)
FNF Family	A
Demotech, Inc. (Financial Stability Rating)
Fidelity Title	A’
Fidelity Title New York	A
Chicago Title	A”
Ticor Title	A’
Security Union Title	A’
Alamo Title	A’

Investment Policies and Investment Portfolio

      Our investment policy is designed to maintain a high quality portfolio, maximize income, minimize interest rate risk and match the duration of our portfolio to our liabilities. We also make investments in certain equity securities in order to take advantage of perceived value and for strategic purposes. Various states regulate what types of assets qualify for purposes of capital and surplus and unearned premium reserves. Our subsidiaries’ investments are restricted by the state insurance regulations of their domiciliary states and are limited primarily to cash and cash equivalents, federal and municipal governmental securities, mortgage loans, certain investment grade debt securities, equity securities and real estate.

      As of December 31, 2003 and 2002, the carrying amount, which approximates the fair value, of total investments was $2,689.8 million and $2,565.8 million, respectively.

      We purchase investment grade fixed maturity securities, selected non-investment grade fixed maturity securities and equity securities. The securities in our portfolio are subject to economic conditions and normal market risks and uncertainties.

      The following table presents certain information regarding the investment ratings of our fixed maturity portfolio at December 31, 2003 and 2002.

	December 31,

	2003				2002

	Amortized	% of		% of	Amortized	% of		% of
Rating(1)	Cost	Total	Fair Value	Total	Cost	Total	Fair Value	Total

	(Dollars in thousands)
AAA	$1,070,821	64.3%	$1,089,280	64.2%	$999,476	66.1%	$1,032,682	66.0%
AA	270,979	16.2	279,877	16.5	276,479	18.3	289,132	18.5
A	221,948	13.3	222,932	13.2	123,364	8.2	128,865	8.2
BBB	47,885	2.9	47,853	2.8	36,445	2.4	35,698	2.3
Other	54,794	3.3	56,292	3.3	76,193	5.0	77,806	5.0

	$1,666,427	100.0%	$1,696,234	100.0%	$1,511,957	100.0%	$1,564,183	100.0%

(1)	Ratings as assigned by Standard & Poor’s Ratings Group and Moody’s Investors Service.

      The following table presents certain information regarding contractual maturities of our fixed maturity securities at December 31, 2003:

	December 31, 2003

	Amortized	% of		% of
Maturity	Cost	Total	Fair Value	Total

	(Dollars in thousands)
One year or less	$138,013	8.3%	$139,354	8.2%
After one year through five years	906,959	54.4	923,930	54.5
After five years through ten years	315,922	19.0	325,031	19.2
After ten years	242,133	14.5	243,152	14.3
Mortgage-backed securities	63,400	3.8	64,767	3.8

	$1,666,427	100.0%	$1,696,234	100.0%

      Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Fixed maturity securities with an amortized cost of $151.1 million and a fair value of $155.7 million were callable at December 31, 2003.

      Our equity securities at December 31, 2003 and 2002 consisted of investments in various industry groups as follows:

	December 31,

	2003		2002

		Fair		Fair
	Cost	Value	Cost	Value

	(Dollars in thousands)
Banks, trust and insurance companies	$1	$5	$6,991	$8,634
Industrial, miscellaneous and all other	57,917	70,613	55,199	65,767

	$57,918	$70,618	$62,190	$74,401

      Our investment results for the years ended December 31, 2003, 2002 and 2001 were as follows:

	December 31,

	2003	2002	2001

	(Dollars in thousands)
Net investment income(1)	$74,885	$91,333	$106,364
Average invested assets	$3,101,514	$2,704,925	$2,196,860
Effective return on average invested assets	2.4%	3.4%	4.8%

(1)	Net investment income as reported in our Consolidated Statements of Earnings has been adjusted in the presentation above to provide the tax equivalent yield on tax exempt investments.

Employees

      As of December 31, 2003, we had approximately 28,600 full-time equivalent employees. We believe that our relations with employees are generally good.

Risk Factors

      In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those listed below and others described elsewhere in this Annual Report on Form 10-K or incorporated herein. Any of the risks described herein could result in a significant or material adverse effect on our results of operations or financial condition.

Our revenues may decline during periods when the demand for our products decreases.

      Title insurance revenue is closely related to the level of real estate activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases, predominantly mortgage interest rates. Other factors affecting real estate activity include, but are not limited to, demand for housing, employment levels, family income levels and general economic conditions. In addition to real estate sales, mortgage refinancing is an important source of title insurance revenue. We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.

      Because commercial real estate transactions tend to be driven more by supply and demand for commercial space and occupancy rates in a particular area rather than by macroeconomic events, our commercial real estate title insurance business can generate revenues which offset the industry cycles discussed above.

      Historically, real estate transactions have produced seasonal revenue levels for title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The fourth calendar quarter is typically the strongest in terms of revenue due to commercial entities desiring to complete transactions by year-end. Significant changes in interest rates may alter these traditional seasonal patterns due to the effect the cost of financing has on the volume of real estate transactions.

      Our revenues in future periods will continue to be subject to these and other factors which are beyond our control and, as a result, are likely to fluctuate.

As a holding company, we depend on distributions from our subsidiaries, and if distributions from our subsidiaries are materially impaired, our ability to declare and pay dividends may be adversely affected.

      We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to pay dividends is dependent on the ability of our subsidiaries to pay dividends or repay funds to us. If our operating subsidiaries are not able to pay dividends or repay funds to us, we may not be able to declare and pay dividends to you.

      Our title insurance and specialty insurance subsidiaries must comply with state and federal laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to us. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. As of December 31, 2003, $1,522.3 million of our net assets are restricted from dividend payments without prior approval from the Departments of Insurance. During 2004, our title insurance subsidiaries can pay dividends or make distributions to us of approximately $247.3 million.

Our rate of growth could be adversely affected if we are unable to acquire suitable acquisition candidates.

      As part of our growth strategy, we have made numerous acquisitions and we plan to continue to acquire complementary businesses, products and services. This strategy depends on our ability to identify suitable acquisition candidates and, assuming we find them, to finance such acquisitions on acceptable terms. We have historically used, and in the future may continue to use, a variety of sources of financing to fund our acquisitions, including, cash from operations, debt and equity. Our ability to finance our acquisitions is subject to a number of risks, including adequate cash reserves from operations, acceptable financing terms and variability in our stock price. Each of these factors may inhibit our ability to pursue attractive acquisition targets. If we are unable to acquire suitable acquisition candidates, we may experience slower growth.

The expansion of our business, particularly in new industry segments, subjects us to associated risks, such as the diversion of management’s attention and lack of experience in operating such businesses.

      We have acquired, and may in the future acquire, businesses in industries with which management is less familiar than we are with the title insurance industry. For example, since April 1, 2003, we have acquired FIS, Webtone and Aurum, and in April 2004, we expect to close our acquisition of Sanchez, each of which operates in the financial services industry. Also, in the last three years, we have expanded the range and amount of real estate information services we provide, expanded our home warranty insurance business, expanded our commercial title insurance business and acquired underwriters of other lines of insurance products. These activities involve risks that could adversely affect our operating results, such as diversion of management’s attention and lack of substantial experience in operating such businesses.

We may encounter difficulties managing our growth, which could adversely affect our results of operations.

      We have historically achieved growth through a combination of developing new products and services, increasing our market share for existing products, and acquisitions. Part of our strategy is to pursue opportunities to diversify and expand our operations by acquiring or making investments in other companies. The success of each acquisition will depend upon:

•	our ability to integrate the acquired business’ operations, products and personnel;

•	our ability to retain key personnel of the acquired businesses;

•	our ability to expand our financial and management controls and reporting systems and procedures;

•	our ability to maintain the customers and goodwill of the acquired businesses; and

•	any unexpected cost or unforeseen liabilities associated with the acquired businesses.

Our subsidiaries that engage in insurance related businesses must comply with additional regulations. These regulations may impede, or impose burdensome conditions on, our rate increases or other actions that we might want to take to increase the revenues of our subsidiaries.

      Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which we operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.

      Most states also regulate insurance holding companies like us with respect to acquisitions, changes of control and the terms of transactions with our affiliates. These regulations may impede or impose burdensome conditions on our rate increases or other actions that we may want to take to enhance our operating results, and could affect our ability to pay dividends on our common stock. In addition, we may incur significant costs in the course of complying with regulatory requirements. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

We face competition in our title business from traditional title insurers and from new entrants with alternative products.

      The title insurance industry is highly competitive. According to Corporate Development Services, Inc., the top five title insurance companies accounted for 88% of net premiums collected in 2002. Over 40 independent title insurance companies accounted for the remaining 12% of the market. The number and size of competing companies varies in the different geographic areas in which we conduct our business. In our principal markets, competitors include other major title underwriters such as The First American Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous smaller title insurance companies and independent agency operations at the regional and local level. These smaller companies may expand into other markets in which we compete. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business, and those new competitors may include diversified financial services companies that have greater financial resources than we do and possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect our business operations and financial condition.

Technological changes in the financial institution software and services segment of our business may reduce the demand for our products and services.

      We expect our competitors to enhance their existing products and services and to introduce new products and services that may render existing products and services obsolete. To be successful, we must anticipate industry trends, apply advances in technology and continue to enhance our own products and services and introduce new products and services to meet the demands of our customers. We may be unsuccessful and we may incur substantial expense in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving customer needs. If we fail to adapt to changes in technologies, we could lose customers and revenue, and fail to attract new customers.

Consolidation in the banking and financial services industry could adversely impact our business by eliminating a number of our existing and potential clients.

      There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of our clients and potential clients. In addition, it is possible that the larger banks or financial institutions resulting from mergers or consolidations could decide to perform for themselves some or all of the services that we currently provide or could provide. A smaller market for our services could have a material adverse impact on our business and results of operations.

Security breaches and computer viruses could harm our business by disrupting our delivery of services and damaging our reputation.

      As part of our transaction processing business, we electronically receive, process, store and transmit sensitive business information of our customers. Unauthorized access to our computer systems could result in the theft or publication of confidential information, the deletion or modification of records or otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet. Computer viruses have also been distributed and have rapidly spread over the Internet. Computer viruses could infiltrate our systems, disrupting our delivery of services and making our products unavailable. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position

      Our ability to compete depends upon proprietary systems and technology. While we rely on trademark, trade secret and copyright law, confidentiality agreements and technical measures to protect proprietary rights, we believe that the technical and creative skills of personnel, continued development of proprietary systems and technology, brand name recognition and reliable web site maintenance are more essential in establishing and maintaining a leadership position and strengthening our brands. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult.

      We cannot assure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of our intellectual property or potential litigation could have a material adverse effect on our business, results of operations and financial condition. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims of infringement or invalidity. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to trade secrets and technology.

If others claim that we have infringed their intellectual property rights, we could be liable for significant damages.

      We do not believe that any of our products infringe the proprietary rights of third parties. We cannot be sure, however, that others will not make infringement claims, and we have agreed to indemnify many of our customers against those claims. Any infringement claim, whether with or without merit, could be time consuming, result in costly litigation and may not be resolved on terms favorable to us.

If we fail to comply with privacy regulations imposed on providers of services to financial institutions, our business could be harmed.

      As a provider of services to financial institutions, we are bound by the same limitations on disclosure of the information we receive from our customers as apply to the financial institutions themselves. If we fail to comply with these regulations we could damage our customer relationships, harm our reputation and inhibit our ability to obtain new customers.

Statement Regarding Forward-Looking Information

      The information contained in this Form 10-K contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

      Important factors that may affect these projections or expectations include, but are not limited to:

•	general political, economic and business conditions, including the possibility of intensified international hostilities, acts of terrorism, interest rate fluctuations and general volatility in the capital markets;

•	changes in the performance of the real estate markets;

•	the impact of competitive products and pricing;

•	success of operating initiatives;

•	adverse publicity;

•	the ability to identify businesses to be acquired;

•	availability of qualified personnel;

•	employee benefits costs;

•	changes in, or the failure to comply with, government regulations; and

•	other risks detailed elsewhere in this document (including in the Risk Factors section which precedes this section) and in our filings with the Securities and Exchange Commission.

      All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “objective,” “projection,” “forecast,” “goal,” or similar words are intended to identify forward-looking statements.

Additional Information

      Our website address is www.fnf.com. We make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. However, the information found on our website is not part of this or any other report.